FORM OF TAX OPINION

Morgan, Lewis & Bockius llp 1111 Pennsylvania Avenue, NW Washington, DC 20004-2541 www.morganlewis.com

[•]

Board of Trustees
Trust for Advised Portfolios
c/o U.S. Bank Global Fund Services
P.O. Box 701
Milwaukee, Wisconsin 53201-0701

Re: Agreement and Plan of Reorganization, dated [•], (the “Agreement”), adopted by the Board of Trustees of Trust for Advised Portfolios, a Delaware statutory trust (the “Trust”) on behalf of its series Soundwatch Hedged Equity ETF (the “Acquiring Fund”) on behalf of its series the Soundwatch Hedged Equity Fund (the “Target Fund”).

Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section [●] of the Agreement. You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the Acquiring Fund and the Target Fund that will consist of: (i) the Acquiring Fund acquiring the Assets (as such term is defined in Section [●] of the Agreement) of the Target Fund solely in exchange for shares of the corresponding Acquiring Fund of equal value to the net assets of the Target Fund being acquired and the assumption of the Liabilities (as such term is defined in Section [●] of the Agreement), and (ii) the Target Fund immediately distributing such shares of the Acquiring Fund to shareholders of the Target Fund, in complete liquidation of the Target Fund, all upon the terms and conditions set forth in the Agreement (the foregoing transactions with respect to the Acquiring Fund and the Target Fund, are referred to herein as the “Reorganization”).

In rendering our opinions, we have reviewed and relied upon (a) the Agreement, (b) certain representations concerning the Reorganization made to us by the Trust, the Acquiring Fund and the Target Fund in a letter dated [•], (the “Representation Letter”), (c) the Trust’s Registration Statement filed on Form N-14 (the “Registration Statement”), (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (d) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. In our review, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all

FORM OF TAX OPINION
documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other documents supplied to us. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of our opinions, we have assumed (i) that all representations set forth in the in the Representation Letter will be true and correct in all material respects as of the Closing Date (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification) and (ii) that the Acquiring Fund and the Target Fund, as of the Closing Date of the Reorganization, all satisfy and, following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (“RIC”).

Based on the foregoing, and provided the Reorganizations are carried out in accordance with the laws of the State of Delaware, the Agreement and the Representation Letter, it is our opinion that, with respect to the Reorganization:

(a)The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and assumption by the Acquiring Fund of all of the Target Fund’s liabilities by pursuant to Section 361(a) and Section 357(a) of the Code, except for: (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

(c)No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all the assets of the Target Fund in exchange solely for the assumption of all the liabilities of the Target Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code;

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(d)No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) of the Target Fund pursuant to Section 361(c)(1) of the Code;

(e)The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer of such assets, increased by the amount of gain, or decreased by the amount of loss, if any, recognized by the Target Fund on the transfer pursuant to Section 362(b) of the Code

(f)The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset;

(g)No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares) pursuant to Section 354(a) of the Code

(h)The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (as adjusted for amounts allocable to cash received in lieu of any fractional shares) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

(i)The holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code;

(j)(x) The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code; and

(k) (xi) The consummation of the Reorganization will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Reorganization and the part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset as to which unrealized gains and losses are required to be recognized for U.S. federal income tax purposes under a mark-to-market system of accounting.

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Our opinions are limited solely to the Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof and does not address any other U.S. federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinions are conditioned upon the performance by the Trust on behalf of the Acquiring Fund and the Target Fund of their undertakings in the Agreement and the Representation Letter.

Our opinions are being rendered to the Trust on behalf of the Acquiring Fund and Target Fund and may be relied upon only by the Trust and the Acquiring Fund, and their Board of Trustees, and the Target Fund, the shareholders of the Target Fund and the Acquiring Fund and may not be relied upon by any other person or used for any other purpose without our express written consent.

We hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Proxy Statement/Prospectus headings [“The Plan”] and [“Federal Income Tax Consequences of the Reorganization.”] In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,